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EXHIBIT 99.1

Contact: Seth H. Bagshaw

Vice President, Chief Financial Officer & Treasurer

Telephone: 978.645.5578

MKS Instruments Announces Gerald G. Colella to Succeed

Leo Berlinghieri as CEO, Effective January 1, 2014

Andover, Mass., October 23, 2013 — MKS Instruments, Inc. (NASDAQ:MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced that Leo Berlinghieri will retire as Chief Executive Officer and a Director of MKS at year-end 2013. The Board of Directors has elected Gerald G. Colella, who currently serves as President and Chief Operating Officer, to succeed Mr. Berlinghieri as Chief Executive Officer effective January 1, 2014, at which time Mr. Colella will also become a member of the Board of Directors. Mr. Colella had previously succeeded Mr. Berlinghieri as President in February of this year, and has served as Chief Operating Officer since 2010.

Remarking on Mr. Colella’s promotion, Mr. Berlinghieri said, “Since becoming CEO eight years ago, aside from achieving our growth and financial performance objectives one of my primary goals has been to build the strongest possible executive team to lead the company after I retire. Jerry and I have worked together at MKS for nearly 31 years, and he has been a key contributor in our combined efforts to cultivate a company culture centered on success and delivering results. I have had a great 33 years at MKS, and will enjoy watching the company’s growth and future successes with Jerry at the helm.”

Commenting on the CEO transition, John R. Bertucci, Chairman of the Board, said, “We thank Leo for over thirty years of dedicated service to MKS and his successes building a world-class organization known for technology leadership and operational excellence. With nearly as many years at MKS under his belt, Jerry’s transition to CEO will be seamless. Together, I believe Leo and Jerry have built a management team for today and the future. In Jerry’s new role, he will have increased responsibility in leading and shaping our strategic direction, building upon the company’s success in the years ahead.”

“I have never been more confident in our company’s ability to deliver results, whether they be technological, operational, financial or strategic, and am excited to be succeeding Leo as CEO at year end,” commented Mr. Colella. “I thank Leo, John and our other directors for their confidence and trust in me to lead the company through this next chapter for MKS.”

Mr. Colella joined MKS in 1983. He has served as MKS’ President and Chief Operating Officer since February 2013, after serving as our Vice President and Chief Operating Officer from January 2010 to February 2013, and as our Vice President and Chief Business Officer from April 2005 to January 2010. He previously served in various capacities, including Acting Vice President, PRG Products; Vice President, Global Business and Service Operations; and in a number of roles within materials planning and logistics.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, light emitting diodes, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation and environmental monitoring.

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